           EXHIBIT 99.1
Hey GoPro,

I want to brief you on a personal matter: my 10b5-1 stock sales plan has started selling some of my shares and it’s likely that this will generate some speculation in the media.  I want to make sure that you all get the facts directly from me.

What’s Going On?  My 10b5-1 stock plan was set up a while ago to automatically sell shares for me when certain criteria are met. It’s now kicking in for the first time.

Why Sell? I haven’t sold any stock for the past three years. Both common sense and my financial advisors tell me that I need to diversify some of my ownership in GoPro into other things. I’ve put this off for a very long time but I have to acknowledge it’s not very smart of me to have so many eggs in one basket.

My 10b5-1 plan is entirely financial and has nothing to do with my excitement for our future. As those of you who work directly with me know, I literally cannot wait for all the new products and advancements we’ve got lined up for 2018 and beyond. We’re the best team we’ve ever been, we’re putting out our best products ever and I only see this being more the case moving forward. I’m so excited for our future ‘cause we’re going to rock it!!!!

Thanks for understanding and, if there is any public reaction to the sales, I apologize for this distraction!

Hi5 - Nick